Exhibit 99.(m)(2)

                         LAZARD RETIREMENT SERIES, INC.

                               SERVICING AGREEMENT



Lazard Asset Management Securities LLC
30 Rockefeller Plaza
New York, New York  10112

Ladies and Gentlemen:

We wish to enter into this Agreement with you for advertising, marketing and distribution and/or certain other services with respect to shares (the "Shares") of the series of Lazard Retirement Series, Inc. (the "Fund") set forth on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Portfolio"), of which you are the principal underwriter as defined in the Investment Company Act of 1940, as amended (the "1940 Act"). We also are parties to a Fund Participation Agreement of even date herewith (the "Participation Agreement") among you, the Fund, us and the Insurance Company (as defined therein).

The terms and conditions of this Agreement are as follows:

1. PROVISION OF SERVICES. We agree to provide reasonable assistance in connection with the sale of the Shares and/or to provide personal services and account maintenance services for the benefit of owners ("Contractholders") of variable annuity or variable life insurance contracts (together, "Contracts") issued by Insurance Company through its separate accounts that invest in a Portfolio and are named on Schedule A, as it may be amended from time to time ("Separate Accounts"). Such services shall include some or all of those specified on Schedule B attached hereto.

2. LIMITED AGENCY; OPERATIONAL PROCEDURES. You hereby appoint us as the Fund's agent for the limited purpose of receiving Contractholders' purchase and redemption orders in respect of Shares in accordance with the Participation Agreement. Other than as specifically provided herein, nothing in this Agreement shall be construed to establish a joint venture between us or establish either of us as an agent, partner or employee of the other, nor shall anything in this Agreement be construed to establish us or the Fund as an agent, partner or employee of the other.

3. OFFERING OF SHARES. In no way shall the provisions of this Agreement limit your or the Fund's authority and discretion to take such action as you or it may deem appropriate or advisable, without notice, in connection with all matters relating to the operation of the Fund or any Portfolio and the sale of Shares, including the right to suspend sales or withdraw the offering of Shares of one or more Portfolios.

4.     ADVERTISING MATERIALS AND SALES LITERATURE; FUND DOCUMENTATION.

       (a) We agree that sales literature and other promotional material in which you, the Fund, or the Fund's adviser or administrator is named shall be approved as provided in the Participation Agreement. We understand that any supplemental sales literature, if distributed, must be preceded or accompanied by the relevant Portfolio's then-current prospectus. Advertising material and sales literature provided by you that are designated as being for broker-dealer use only may not be disseminated to the public.

       (b) Each party will provide the other party with such information or documentation necessary for the other party to fulfill its obligations hereunder and under applicable legal requirements and such

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other information or documentation as each party may reasonably request, and each party is entitled to rely on any written records or instructions provided to it by the other party.

5. FEES. In consideration of the services described herein, we shall be entitled to receive from you or your affiliates fees at the annual rate set forth on Schedule A, payable monthly based on the average daily net asset value of Contractholders' Shares held during the relevant month (computed in the manner specified in the Fund's charter documents and in the relevant Portfolio's then-current prospectus and/or statement of additional information, as amended or supplemented). We understand that if this Agreement is in connection with the Fund's plan adopted pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plan"), as indicated on Schedule A, any payments pursuant to this Agreement shall be paid only so long as the 12b-1 Plan is in effect and, in any event, shall be paid only so long as this Agreement and the Participation Agreement are in effect. Our acceptance of any fees for such services shall constitute our representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed at each acceptance) that our receipt of such fees is lawful.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS. The following representations, warranties and covenants are in addition to those made elsewhere in this Agreement.

       (a) Each party hereto hereby represents, warrants and covenants, as applicable, to the other party that:

              (i) it will comply with all laws, rules and regulations of governmental authorities and regulatory agencies applicable to it by virtue of entering into and performing this Agreement;

              (ii) the execution, performance and delivery of this Agreement by it will not violate any of its contractual obligations or any applicable laws, rules and regulations of governmental authorities and regulatory agencies;

              (iii) it has full power and authority under applicable law, and has taken all necessary actions, to enter into and perform this Agreement; the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement; and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and

              (iv) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

       (b) We hereby represent, warrant and covenant to you, as applicable, that:

              (i) we will not be a "fiduciary" with respect to the performance of this Agreement for any Plan, as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

              (ii) our receipt of fees under and the performance of the services specified in this Agreement will not constitute a non-exempt "prohibited transaction" as such term is defined in
              Section 406 of ERISA and Section 4975 of the Code; and

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              (iii)  the services which we agree to render under this Agreement are not services for which we or Insurance Company deduct fees and charges under the Contracts or for which we are paid compensation pursuant to another arrangement.

7. INDEMNIFICATION. Each party hereto agrees to be bound by the provisions of Article IX, Indemnification of the Participation Agreement with respect to such party's acts or omissions arising out of this Agreement as if this Agreement were incorporated by reference into the Participation Agreement and fully a part thereof.

8. NON-EXCLUSIVITY. You and we acknowledge and agree that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of us may enter into similar agreements and arrangements with other entities.

9.     TERM.

       (a) We acknowledge that this Agreement shall become effective as of the date indicated by you below. This Agreement, as to each Portfolio, will terminate automatically in the event of its assignment (as defined in the 1940
Act). We understand that if this Agreement is in connection with the 12b-1 Plan (as indicated on Schedule A), this Agreement, as to each Portfolio: (i) shall continue until the last day of the calendar year of execution and thereafter shall continue automatically for successive annual periods ending on the last day of each calendar year, provided such continuance is approved at least annually by a vote of a majority of the Fund's Board of Directors (the "Board") and the Board members who are not "interested persons" (as defined in the 1940
Act) of the Fund and have no direct or indirect financial interest in the operation of the 12b-1 Plan or any agreement related to the 12b-1 Plan ("Independent Board Members"), cast in person at a meeting called for the purpose of voting on such approval; (ii) is terminable without penalty, at any time, by vote of a majority of the Independent Board Members; (iii) is terminable on not more than 60 days' written notice by vote of holders of a majority of the Portfolio's outstanding voting securities (as defined in the 1940 Act); and (iv) is terminable upon 15 days' notice by you. If this Agreement is not in connection with the 12b-1 Plan, either party may terminate this Agreement on 15 days' notice to the other party.

       (b) You shall have the right to terminate this Agreement, without prior notice, if: (i) we or any of our registered principals become the subject of any investigation or disciplinary action by any governmental, regulatory or judicial authority that has resulted, or for which it appears reasonably likely will result, in the loss or suspension of any required registration, membership or license; (ii) our ability to perform our obligations under this Agreement has become or is reasonably likely to become impaired; (iii) we otherwise breach any of the representations, warranties or covenants set forth in this Agreement;
(iv) we fail to perform the services contemplated by this Agreement; or (v) if this Agreement is in connection with the 12b-1 Plan, the 12b-1 Plan is terminated by the Fund's Board, or the 12b-1 Plan, or any part thereof, is found invalid or is ordered terminated by any regulatory or judicial authority.

10.    COMPLETE AGREEMENT; AMENDMENT.

       (a) This Agreement, the Schedules hereto (which are incorporated by reference) and the Participation Agreement contain the full and complete understanding between the parties with respect to the matters covered and contemplated hereunder and supersede all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied. In the event of a conflict between the Participation Agreement and this Agreement, this Agreement shall control.

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       (b)    No modification or waiver of any provisions of this Agreement will be binding unless in writing and executed by the party to be bound thereby, except that, notwithstanding anything in this Agreement to the contrary, our placement of an order to purchase Shares subsequent to our receipt of written notice of amendment of Schedule A by you shall constitute our agreement to the amendment.

11. NOTICES. Notices from one party to the other in connection with this Agreement shall be made as specified in the Participation Agreement.

12. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

13. SURVIVAL. The provisions of sections 7 and 13 (and any other provisions expressly stating their survival) will survive the termination of the Agreement.


                                        Very truly yours,


Date:                                    By:
     --------------------------------       ------------------------------------
                                            Name:
                                            Title:

PLEASE RETURN TWO SIGNED COPIES OF THIS AGREEMENT TO LAZARD ASSET MANAGEMENT SECURITIES LLC. UPON ACCEPTANCE, ONE COUNTERSIGNED COPY WILL BE RETURNED FOR YOUR FILES.

                                         Accepted:
                                         LAZARD ASSET MANAGEMENT SECURITIES LLC

Date:                                    By:
     --------------------------------       ------------------------------------
                                            Name:
                                            Title:

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                                                                      SCHEDULE A


                                 SERVICE SHARES

Name of Portfolio                                        Annual Percentage Rate*
-----------------                                        ----------------------

                                                                  %





----------
* This Agreement is in connection with the 12b-1 Plan. We understand that the Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made. In connection with such reviews, we will furnish you or your designees with such information or reports as you or they may reasonably request, which reports shall be accurate and complete.



                                 INVESTOR SHARES

Name of Portfolio                                        Annual Percentage Rate*
-----------------                                        ----------------------

                                                                  %





Separate Accounts and Contracts
-------------------------------

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                                                                      SCHEDULE B


                                    SERVICES



1. providing distribution, advertising and marketing assistance to promote Shares to Contractholders and prospective Contractholders in accordance with this Agreement;

2. receiving orders from Contractholders with respect to the allocation of Contract balances among the Portfolios and transmitting orders in respect of the purchase and redemption of Shares by the Separate Accounts and maintaining records in connection therewith;

3. answering Contractholder and prospective Contractholder inquiries about the Portfolios;

4.     training Contractholder relationship personnel and sales agents;

5. establishing any appropriate information interfaces, which may include websites and internal systems relating to the sale of Shares;

6. providing Contractholders with statements and/or reports showing Share transactions, Portfolio performance and tax and other account information relating to the Shares and, if appropriate, aggregating such statements or reports with other transactions and information in Contractholders' other accounts with us;

7. providing portfolio manager commentaries to Contractholders and other interested parties;

8. making our employees and agents available during normal business hours to consult with you or your designees concerning the performance of our responsibilities under this Agreement;

9. providing such other information and services as you may reasonably request, to the extent we are permitted by applicable statute, rule or regulation; and

10.    maintaining all other records as required by law.